1001 West Fourth Street

Winston-Salem, NC 27101-2400

t 336 607 7300  f 336 607 7500

March 29, 2013

Mutual Fund Series Trust

17605 Wright Street

Omaha, NE 68130

Ladies and Gentlemen:

As counsel to Compass EMP Funds Trust, a Delaware statutory trust (“Compass EMP”), we have been asked to advise you concerning the anticipated federal income tax consequences of the transactions to be carried out under that certain Agreement and Plan of Reorganization, dated as of March 29, 2013 (the “Agreement”), by and between Compass EMP, on behalf of each segregated portfolio of assets (“series”) thereof listed under the heading “Acquiring Funds” on Schedule A attached hereto (each an “Acquiring Fund”), and the Mutual Fund Series Trust, an Ohio business trust (“MFST”), on behalf of each series thereof listed under the heading “Acquired Funds” on Schedule A (each an “Acquired Fund”). Each Acquiring Fund is newly formed and has had no operations to date.

The following transactions (referred to collectively herein as the “Transaction”) are contemplated under the Agreement: (i) each Acquired Fund will transfer all of its assets to the Acquiring Fund listed opposite its name on Schedule A solely in exchange for voting shares of the corresponding Acquiring Fund and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund; and (ii) each Acquired Fund will distribute the voting shares of the corresponding Acquiring Fund received in step (i) to its shareholders in complete liquidation thereof. Based on our review of the Plan and related documents, neither dissenters’ rights nor appraisal rights will be available to the shareholders of the Acquired Fund.

Except as otherwise provided, all terms not defined herein shall have the meanings ascribed to them (or defined by reference) in the Agreement. For purposes of this opinion, the term “Code” means the Internal Revenue Code of 1986, as amended, and all Section references are to the Code unless otherwise specified.

In rendering the opinion contained herein, we have relied on the following representations:

(a)

Each of Compass EMP and MFST is registered under the Investment Company Act of 1940 (the “1940 Act”) as an open-end management investment company.

(b)

Each Acquiring Fund is one of a series of funds of Compass EMP, and is treated as a separate corporation for federal income tax purposes pursuant to Section 851(g).

(c)

Each Acquired Fund is one of a series of funds of MFST, and is treated as a separate corporation for federal income tax purposes pursuant to Section 851(g).

(d)

Each Acquired Fund has elected to be taxed as a regulated investment company (“RIC”) under Section 851 for all its taxable periods and has qualified for the

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special tax treatment afforded RICs under the Code. Each Acquiring Fund intends to continue to qualify as a RIC after the Transaction.

(e)

Each shareholder of each Acquired Fund will receive in the Transaction solely voting shares of the corresponding Acquiring Fund in exchange for shares of the Acquired Fund. No dissenters’ rights or appraisal rights will be available to the shareholders of any Acquired Fund.

(f)          The fair market value of the voting shares of the corresponding Acquiring Fund received by each shareholder of each Acquired Fund will be equal to the fair market value of the shares of the Acquired Fund surrendered in exchange therefor.

(g)

Each Acquiring Fund will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the corresponding Acquired Fund immediately prior to the Transaction. For purposes of this representation, amounts used by the Acquired Fund to pay its transaction expenses, and all redemptions and distributions (except for distributions and redemptions occurring in the ordinary course of the Acquired Fund’s business as an open end investment company pursuant to Section 22(e) of the 1940 Act) made by the Acquired Fund immediately before the Transaction will be included as assets of the Acquired Fund held immediately prior to the Transaction.

(h)

No Acquiring Fund has any plan or intention to reacquire any of its shares issued in the Transaction, except to the extent necessary to comply with its legal obligations to redeem its own shares under Section 22(e) of the 1940 Act.

(i)

Following the Transaction, each Acquiring Fund will continue the historic business of the corresponding Acquired Fund as a RIC whose investment returns are primarily based on investments in shares of common stock and ETFs.

(j)

The liabilities of each Acquired Fund assumed by the corresponding Acquiring Fund, and any liabilities to which the transferred assets of the Acquired Fund are subject, were incurred by the Acquired Fund in the ordinary course of its business.

(k)

Each Acquiring Fund, each Acquired Fund and the shareholders of each Acquired Fund will pay their respective expenses, if any, incurred in connection with the Transaction. Any expenses of an Acquired Fund that are paid or assumed by an investment advisor to the Acquired Fund or by an investment advisor to the corresponding Acquiring Fund will be solely and directly related to the Transaction in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

(l)

Immediately prior to the transfer of assets by each Acquired Fund to the corresponding Acquiring Fund in the Transaction: (A) the Acquiring Fund owned no assets other than a nominal amount of assets to facilitate its organization; and (B) the Acquiring Fund had no federal income tax attributes (including those specified in Section 381(c)), other than tax attributes related to any assets that are owned by the Acquiring Fund in conformance with clause (A).

(m)

The ownership of each Acquiring Fund immediately after its receipt of the assets transferred from the corresponding Acquired Fund and the distribution of the Mutual Fund Series Trust US

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voting shares of the Acquiring Fund to the shareholders of the Acquired Fund in the Transaction will be the same as the ownership of the Acquired Fund immediately before such transfer.

(n)

There is no intercorporate indebtedness existing between any Acquired Fund and the corresponding Acquiring Fund that was issued, acquired, or will be settled at a discount.

(o)

Each Acquired Fund and each Acquiring Fund has qualified, and will qualify at the time of the Transaction, as a “regulated investment company” within the meaning of Sections 368(a)(2)(F) and 851.

(p)

The fair market value of the assets of each Acquired Fund transferred to an Acquiring Fund will equal or exceed the sum of the liabilities assumed by the Acquiring Fund, plus the amount of liabilities, if any, to which the transferred assets are subject.

(q)

During the five-year period ending on the date of the Transaction, none of the Acquiring Funds has owned, directly or indirectly, any shares of the corresponding Acquired Fund.

(r)

None of the Acquired Funds is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).

(s)

With respect to each Acquiring Fund, neither the Acquiring Fund nor any person related (within the meaning of Section 1.368-1(e)(4) of the Treasury Regulations) to the Acquiring Fund has any plan or intention to acquire, during the five-year period beginning on the date of the Transaction, with consideration other than shares of the Acquiring Fund, the Acquiring Fund shares furnished in exchange for the assets of the corresponding Acquired Fund in the Transaction, either directly or through any agreement or arrangement with any other person, other than redemptions by the Acquiring Fund in the ordinary course of its business as a series of an open-end investment company pursuant to Section 22(e) of the 1940 Act.

(t)

With respect to each Acquired Fund and the corresponding Acquiring Fund, during the five-year period ending on the date of the Transaction: (i) neither the Acquiring Fund nor any person related (as defined in Section 1.368-1(e)(4) of the Treasury Regulations) to the Acquiring Fund has acquired the Acquired Fund’s shares with consideration other than shares of the Acquiring Fund; (ii) neither the Acquired Fund nor any person related (as defined in Section 1.368-1(e)(4) of the Treasury Regulations but without regard to Section 1.368-1(e)(4)(i)(A) of the Treasury Regulations) to the Acquired Fund has acquired shares of the Acquired Fund with consideration other than shares of the Acquiring Fund or shares of the Acquired Fund, except for redemptions by the Acquired Fund in the ordinary course of its business as a series of an open-end investment company pursuant to Section 22(e) of the 1940 Act; and

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(iii) no distributions have been made with respect to the Acquired Fund’s shares (other than ordinary, normal, regular dividend distributions made pursuant to the Acquired Fund’s historic dividend paying practice and dividends paid under section 860), either directly or through any agreement or arrangement with any other person, except for distributions described in Sections 852 and 4982 as required for the Acquired Fund’s tax treatment as a RIC.

(u)

With respect to each Acquired Fund and the corresponding Acquiring Fund, the aggregate value of the acquisitions, redemptions, and distributions described in paragraphs (s) and (t) above does not exceed 50 percent of the value (without giving effect to such acquisitions, redemptions, and distributions) of the proprietary interest in the Acquired Fund on the date of the Transaction.

(v)

No cash will be distributed in lieu of fractional shares in the Transaction.

(w)

The total adjusted basis of the assets of each Acquired Fund transferred to the corresponding Acquiring Fund will equal or exceed the sum of the liabilities to be assumed by the Acquiring Fund, plus the amount of liabilities, if any, to which the transferred assets are subject.

(x)

At the time of the Transaction, no options, warrants, or rights are outstanding with respect to the shares of any Acquired Fund. No options, warrants, or rights with respect to the shares of any Acquired Fund have been or will be redeemed in connection with the Transaction.

(y)

The Acquired Funds are and have always qualified as RICs and none of the Acquired Funds have engaged any built-in gain transactions (as described in Notice 88-19, 1988-1 C.B. 486 or the Treasury Regulations sections 1.337(d)-5, 1.337(d)-6 or 1.337(d)-7).

(z)

Immediately following consummation of the Transaction, (1) the Shareholders will own all the Acquiring Funds shares and will own those shares solely by reason of their ownership of the Acquired Funds immediately before the Transaction and (2) the respective Acquiring Funds will hold the same assets -- except for assets, if any, used to pay any Funds’ expenses incurred in connection with the Transaction -- and be subject to the same liabilities that the respective Acquired Fund held or was subject to immediately before the Transaction, plus any liabilities for those expenses; and those excepted assets, together with the amount of all redemptions and distributions (other than regular, normal dividends) such Acquired Fund makes immediately preceding the Transaction, will, in the aggregate, constitute less than 1% of its net assets.

SCOPE OF OPINION

The opinion expressed herein is rendered only with respect to the specific matters discussed herein. We express no opinion with respect to any other federal, state, local or foreign income tax or legal aspect of the Transaction, and no inference should be drawn with respect to any matter not expressly opined upon.

In connection with the preparation of this opinion, we have examined the Proxy Statement and Prospectus filed on the date hereof by MFST with the Securities and Exchange Commission with respect

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to the Transaction (the “Proxy Statement”), the Agreement, and such other documents concerning the Transaction as we have deemed necessary. We have assumed for all purposes that the Transaction will be effected as set forth above and as described in the Agreement and the Proxy Statement. We have not made any independent investigation of the representations in connection with the Transaction.

Our opinion expressed herein is based upon existing law, regulations, administrative pronouncements, and judicial authority, all as in effect as of today’s date. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service (“IRS”) or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion.

OPINION

Based upon the representations as set forth above, and subject to the conditions and limitations included in the portion of this letter entitled SCOPE OF OPINION, we are of the opinion that for federal income tax purposes:

(1)

The acquisition by each Acquiring Fund of all the assets of the corresponding Acquired Fund solely in exchange for the voting shares of the Acquiring Fund and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund, followed by the distribution of the voting shares of the Acquiring Fund by the Acquired Fund, as described above, will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. Each of the Acquiring Fund and the Acquired Fund will be “a party to a reorganization” within the meaning of Section 368(b) of the Code

(2)

No gain or loss will be recognized by any Acquired Fund upon the transfer of all its assets to the corresponding Acquiring Fund solely in exchange for voting shares of the Acquiring Fund and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund, if any, and the subsequent distribution of those shares of the Acquiring Fund to the Acquired Fund’s shareholders in liquidation thereof (Sections 361(a), 357(a), and 361(c)).

(3)

No Acquiring Fund will recognize any gain or loss on the receipt of the assets of the corresponding Acquired Fund solely in exchange for the Acquiring Fund’s voting shares and the Acquiring Fund’s assumption of the Acquired Fund’s liabilities, if any (Section 1032(a)).

(4)

The basis of the assets of an Acquired Fund in the hands of the corresponding Acquiring Fund will be the same as the basis of those assets in the hands of the Acquired Fund immediately prior to the Transaction (Section 362(b)).

(5)

Each Acquiring Fund’s holding period for the corresponding Acquired Fund’s assets acquired in the Transaction will include the period during which the Acquired Fund held such assets (Section 1223(2)).

(6)

No gain or loss will be recognized by the shareholders of any Acquired Fund upon the liquidation of the Acquired Fund and upon the receipt of voting shares of the corresponding Acquiring Fund solely in exchange for their shares in the Acquired

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Fund (Section 354(a)).

(7)

Immediately after the Transaction, the basis of the shares of the Acquiring Fund received by the shareholders of an Acquired Fund in the Transaction will be the same as the basis of the shares of the Acquired Fund surrendered in exchange therefor (Section 358(a)(1)).

(8)

The holding period of shares of an Acquiring Fund received in the Transaction by the shareholders of an Acquired Fund will include the period during which such shareholders held the shares of the Acquired Fund surrendered in exchange therefor, provided that the Acquired Fund’s shareholders held the shares of the Acquired Fund as a capital asset on the date of the Transaction (Section 1223(1)).

(9)

Pursuant to Section 381(a), each Acquiring Fund will succeed to and take into account the items of the corresponding Acquired Fund described in Section 381(c).

(10)

The taxable year of an Acquired Fund will not end as a result of the Transaction, and the part of the taxable year of such Acquired Fund before the Transaction and the part of the taxable year of the corresponding Acquiring Fund after the Transaction will constitute a single taxable year.

The opinion expressed herein is for the exclusive benefit of the Acquired Funds, the Acquiring Funds, and their respective shareholders. No other person shall be entitled to rely on this opinion. We hereby consent to the references to our firm in the Proxy Statement and to the filing of this opinion as an exhibit to the Proxy Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of such Act.

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP

/s/ Lynn E. Fowler

Lynn E. Fowler

Partner

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SCHEDULE A

ACQUIRED FUNDS (series of Mutual Fund Series Trust)	To be Reorganized into	ACQUIRING FUNDS (series of Compass EMP Funds)
Compass EMP Multi-Asset Growth Fund	è	Compass EMP Alternative Growth Fund
Compass EMP Multi-Asset Balanced Fund	è	Compass EMP Alternative Balanced Fund
Compass EMP Alternative Strategies Fund	è	Compass EMP Alternative Strategies Fund

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